Exhibit 99.2

[LETTERHEAD OF WELLS FARGO SECURITIES, LLC]

The Board of Directors

BRE Properties, Inc.

525 Market Street, 4th Floor

San Francisco, California 94105

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated December 18, 2013, to the Board of Directors of BRE Properties, Inc. (“BRE”) as Annex E to, and reference thereto under the headings “SUMMARY — Opinions of Financial Advisors — Opinion of BRE’s Financial Advisor” and “THE MERGER — Opinion of BRE’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed transaction involving BRE and Essex Property Trust, Inc. (“Essex”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Essex. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Wells Fargo Securities, LLC

WELLS FARGO SECURITIES, LLC

January 28, 2014